Exhibit 5.4

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, FL 33131

Tel: 305.374.5600

Fax: 305.374.5095

April 11, 2016

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487-8242

Re:	The GEO Group, Inc. – Post-Effective Amendment No. 1 to

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”) and the subsidiary guarantors of the Company set forth in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Post-Effective Amendment”), in connection with the preparation and filing by the Registrants of the Post-Effective Amendment with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) which registers the offering from time to time, pursuant to Rule 415 under the Securities Act, of additional guarantees (the “New Guarantees”) by the new Subsidiary Guarantors listed in the Post-Effective Amendment (the “New Subsidiary Guarantors”) of the debt securities, which may be senior or subordinated, of the Company (the “Debt Securities”) as may be offered by the Company from time to time pursuant to the form of indenture filed with the Registration Statement for senior notes and the form of indenture filed with the Registration Statement for subordinated notes. The Post-Effective Amendment and the Registration Statement on Form S-3 filed on September 12, 2014 are collectively referred to as the “Registration Statement.” The offering of the New Guarantees will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”). We refer herein to the Subsidiary Guarantors listed on Annex I hereto, each of which is formed or organized under the laws of the State of Delaware as the “New Specified Subsidiary Guarantors.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly so stated.

The GEO Group, Inc.

April 11, 2016

In connection with this opinion, we have examined the organizational documents of the New Subsidiary Guarantors, and such corporate records, documents, instruments, certificates of public officials, of the Company and the New Subsidiary Guarantors and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement, Prospectus, the form of indenture filed with the Registration Statement for senior notes and the form of indenture filed with the Registration Statement for subordinated notes. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the New Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (e) a definitive purchase, underwriting or similar agreement with respect to any New Guarantees offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (f) any Debt Securities and New Guarantees that may be issued will be issued in a form that complies with the applicable indenture and any supplemental indenture to be entered into in connection with the issuance of such Debt Securities and will be manually signed or countersigned, as the case may be, by duly authorized officers of the trustee named therein; and (g) there shall not have occurred any change in law affecting the validity or enforceability of the New Guarantees. We have further assumed that the terms of the New Guarantees will have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under, the New Guarantees will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the parties thereto are subject, (ii) any law, rule or regulation to which the parties thereto are subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the New Subsidiary Guarantors and others.

When used in this opinion letter, the term “Applicable Laws” means Florida and federal laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, and the New Subsidiary Guarantors; provided, however, that Applicable Laws does not include any law, rule or regulation that is applicable to the Company or the Subsidiary Guarantors solely because such law, rules or regulation is part of a regulatory regime applicable to such or any of its affiliates due to the specific assets or business of such party or affiliate. Further, “Applicable Laws” with respect to the New Specified Subsidiary Guarantors also includes the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

The GEO Group, Inc.

April 11, 2016

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1. Based solely on certificates of good standing, each of the New Specified Subsidiary Guarantors is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware.

2. With respect to any Guarantee by any of the New Subsidiary Guarantors with respect to a series of offered debt securities issued pursuant to the Registration Statement (collectively, the “Offered Guarantees”), (i) when the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act and the applicable indenture has been qualified under the Trust Indenture Act, (ii) when an appropriate prospectus supplement with respect to the offered debt securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iii) if the offered debt securities and related Offered Guarantees are to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement or purchase agreement with respect to the offered debt securities and related Offered Guarantees has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) when the Board of Directors and/or the board, other applicable body or members of each applicable New Subsidiary Guarantor of the Company, including any appropriate committee appointed thereby, and appropriate officers, members or managers of the Company and/or each New Subsidiary Guarantor, as applicable have taken all necessary corporate action to approve the issuance, sale and terms of the offered debt securities, including the Offered Guarantees, the consideration received therefor and related matters, and (v) when the offered debt securities have been duly executed and authenticated in accordance with the provisions of the applicable indenture and any supplemental indenture relating to such offered debt securities, including the Offered Guarantees, and delivered to the purchasers thereof upon payment of the agreed upon consideration therefor, each Offered Guarantee, when issued and sold in accordance with the applicable indenture, any supplemental indenture relating to such offered debt securities to be entered into in connection with the issuance of such offered debt securities, including the Offered Guarantees, and the applicable underwriting agreement or purchase agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be a valid and binding obligation of the applicable New Subsidiary Guarantor, enforceable against the applicable New Subsidiary Guarantor in accordance with their respective terms.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or

The GEO Group, Inc.

April 11, 2016

modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or (vi) limit the waiver of rights under usury laws. With respect to opinion 2, we have, without any investigation on our part, assumed the accuracy, and to the extent necessary in connection with the opinions contained herein, relied upon the opinions dated as of the date hereof furnished to you by: Hughes Gorski Seedorf Odsen & Tervooren, LLC, as to matters of Alaska law (the “Alaska Counsel Opinion”), and our opinions regarding the New Subsidiary Guarantor which is the subject of the Alaska Counsel Opinion is subject to the same qualifications and limitations with respect to matters of Alaska law as are expressed in such Alaska Counsel Opinion.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN LLP

/s/ Akerman LLP

The GEO Group, Inc.

April 11, 2016

ANNEX I

SPECIFIED SUBSIDIARY GUARANTORS

Exact Name of Subsidiary	State or Other Jurisdiction of Incorporation or Formation
Correctional Properties, LLC	Delaware
GEO/DEL/R/02, Inc.	Delaware
GEO International Services, Inc.	Delaware
GEO/DEL/T/02, Inc.	Delaware
Highpoint Investments LLC	Delaware
GEO Reentry, Inc.	Delaware
GEO Care LLC	Delaware
GEO CC1 Inc.	Delaware
GEO CC2 Inc.	Delaware
GEO CC3 Inc.	Delaware
BI Mobile Breath, Inc.	Delaware
Clearstream Development LLC	Delaware